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                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 15, 1994, which appears on page 51 of the 1993 Annual Report to Shareholders of Turner Broadcasting System, Inc., which is incorporated by reference in Turner Broadcasting System, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1993. We also consent to the incorporation by reference of our report on the Financial Statement Schedules, which appears on page 35 of such Annual Report on Form 10-K. We also consent to the references to us under the heading "Interests of Named Experts and Counsel" in this Registration Statement.

                                          PRICE WATERHOUSE LLP

Atlanta, Georgia
September 14, 1994